Execution Version

ASSET PURCHASE AGREEMENT

by and among

AQUABOUNTY FARMS OHIO LLC,

AQUABOUNTY FARMS INDIANA LLC, and

SUPERIOR FRESH LLC

Dated as of June 28, 2024

Table of Contents

(continued)

Table of Contents

(continued)

LIST OF EXHIBITS

Exhibit AForm of Assignment and Assumption Agreement

Exhibit BForm of Bill of Sale

Exhibit CForm of Deed

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of June 28, 2024  (the “Effective Date”), is by and among Superior Fresh LLC, a Wisconsin limited liability company, (the “Buyer”), and AquaBounty Farms Ohio LLC, an Ohio limited liability company (the “Ohio Seller”), and AquaBounty Farms Indiana LLC, a Delaware limited liability company (the “Indiana Seller”, and together with the Ohio Seller, the  “Seller”).

RECITALS

A.WHEREAS, the Seller desires to sell, transfer and assign to the Buyer or its designated Affiliate or Affiliates, and the Buyer desires to (or to cause its designated Affiliate or Affiliates to) acquire and assume from the Seller, all of the Purchased Assets and Assumed Liabilities, all as more specifically provided herein; and

B.WHEREAS, certain terms used in this Agreement are defined in Article 1.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1: DEFINITIONS

 “Affiliate” of any Person means any person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling person of such Person.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the Bill of Sale, the Assignment and Assumption Agreement,  the Deed and each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Buyer or the Seller in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Asset Liens” means any Liens (other than Permitted Liens) on the Purchased Assets existing immediately prior to the Closing.

“Assignment and Assumption Agreement” means that certain assignment and assumption agreement, dated as of the Closing Date, by and between the Buyer and the Seller, in substantially the form attached hereto as Exhibit A.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Bill of Sale” means that certain bill of sale, dated as of the Closing Date, executed and delivered by the Seller to the Buyer, in substantially the form attached hereto as Exhibit B.

“Business”  means the business of the Indiana Seller as formerly conducted, namely the raising and harvesting of Atlantic salmon at the Owned Real Property.

“Buyer” has the meaning set forth in the preamble.

“Buyer’s Certificate” has the meaning set forth in Section 3.3(c)(i).

“Buyer Indemnitee” has the meaning set forth in Section 9.1(a).

“Buyer Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that prevents or delays, or would reasonably be expected to prevent or delay, the ability of the Buyer to consummate the transactions contemplated by this Agreement.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, agreements, leases, licenses, commitments, instruments, guarantees, bids, orders, proposals and all oral understandings, in each case, to which Seller is bound.

“Controlled Group” means any trade or business (whether or not incorporated) that is treated as a “single employer” with Seller under Section 414 of the Code.

“Deed” means that certain special warranty deed, dated as of the Closing Date, executed and delivered by the Real Estate Seller and delivered to the Buyer, in substantially the form attached hereto as Exhibit C.

“Due Diligence Period” means that period of time commencing on the Effective Date and ending at 5:00 p.m. Indianapolis, Indiana time on the twenty-first (21st)  calendar day thereafter. Notwithstanding anything to the contrary, Buyer shall have the right in its sole discretion, but not the obligation, to end the Due Diligence period prior to the expiration of the 21st calendar day after the Effective Date by providing two (2) business days written notice to Seller.

“Effective Date” has the meaning set forth in the preamble.

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality, including, without limitation, any material or substance used in the physical structure of any building or improvement.

“Environmental Condition” means any condition of the Environment with respect to the Owned Real Property, or with respect to any other real property at which any Hazardous Material generated by the operations at the Owned Real Property in the one-year period prior to the date of the Closing has been treated, stored or disposed of, which violates any Environmental Law, or even though not violative of any Environmental Law, nevertheless results in any Release, or Threat of Release, damage, loss, cost, expense, claim, demand, order or liability.

“Environmental Law” means any federal, state or local Law, common law, legally enforceable policy or guideline relating to the health, safety or protection of the Environment, Releases of Hazardous Materials into the Environment, or workplace safety or injury to persons relating to Releases of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Citizens Bank, N.A., provided it must sign a commercially reasonable escrow agreement with Buyer and Seller.

“Escrow Amount” means Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), which is due  pursuant to the terms of Section 2.5(b).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” means all Contracts to which the Seller is a party other than the Purchased Contracts.

“Excluded Documents” means all files, documents, standard operating procedures,  instruments, papers, books, reports and records related to customers, suppliers, marketing documentation (including sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials, of the Seller.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Expiration Date” has the meaning set forth in Section 9.2(a).

“Furniture and Equipment” means all fish tanks (including all related systems), furniture, fixtures, furnishings, equipment, vehicles, leasehold improvements, and other tangible personal property owned  or used by the Seller in the conduct of the Business as currently conducted, including all artwork, desks, chairs, tables, hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies leased or owned by the Seller, in each case, located on the Owned Real Property.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or arbitrator.

“Hazardous Material” means any pollutant, toxic substance, including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum or petroleum-containing materials, radiation and radioactive materials, other harmful biological agents, and polychlorinated biphenyls as defined in, the subject of, or that could give rise to liability under any Environmental Law.

“Income Tax Returns” means any Tax Return relating to any United States federal, state, local, or non-U.S. Tax measured by or imposed on net income.

“Indebtedness” of any Person means:  either (a) any liability of any Person (i) for borrowed money (including the current portion thereof), or (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, or (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), or (iv) for the payment of money relating to leases that are required to be classified as a capitalized lease obligation in accordance with GAAP, or (v) for all or any part of the deferred purchase price of property or services (other than trade payables), including any “earnout” or similar payments or any non-compete payments, or (vi) under interest rate swap, hedging or similar agreements or (b) any liability of others described in the preceding clause (a) that such Person has guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person.  For purposes of this Agreement, Indebtedness includes any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties and fees or expenses (including attorneys’ fees) associated with the prepayment of any Indebtedness.

“Intellectual Property” means copyrights, domain names, patents, trademarks, trade names and trade secrets (including but not limited to AquaBounty’s Standard Operating Protocols), including registrations and applications for registrations for any of the foregoing.

 “IRS” means the Internal Revenue Service.

“Knowledge of the Seller”  or “Seller’s Knowledge” means the actual knowledge of David F. Melbourne, Jr., the Vice President of Indiana Seller and President and CEO of Ohio Seller, after reasonable inquiry.

“Law” means any law (including common law), statute, code, ordinance, rule, regulation or other requirement of any Governmental Authority.

“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Liens” means any mortgage, pledge, hypothecation, deed of trust, lease, right of first refusal, claim, security interest, encumbrance, easement, servitude, title retention agreement, voting trust agreement, community property interest, option to purchase, lien, charge or similar restrictions or limitations (other than any Permitted Liens).

“Losses” has the meaning set forth in Section 9.1(a).

“Nonassignable Assets” has the meaning set forth in Section 4.3(b).

“Ohio Equipment” has the meaning set forth in Section 2.1(b).

“Order” means any order, judgment, injunction, assessment, award, decree, ruling, charge or writ of any Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the Business through the Closing Date consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Real Property”  means any and all land owned by the Real Estate Seller, together with all buildings, structures, fixtures, improvements and other appurtenances located thereon, and any and all of Real Estate Seller’s or Seller’s interests in leases,  easements, licenses, rights to access and rights of way relating thereto.

“Permit” means any permit, license, approval, certificate, qualification, consent or authorization issued by a Governmental Authority.

“Permitted Liens” means (a) statutory Liens for current Taxes, assessments, fees and other charges by Governmental Authorities that are not due and payable as of the Closing Date; (b) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in title insurance policies that have been delivered to the Buyer; (c) mechanics’, carriers’, workmen’s, repairmen’s, cashier’s, landlord’s, contractor’s, warehouseman’s, or other statutory Liens arising or incurred in the Ordinary Course of Business; (d) with respect to any Owned Real Property, (i) easements, encroachments, restrictions, rights of way appearing in the public records; and (ii) other imperfections of title that is not material to the occupancy or use of the Owned Real Property;  (e)  Liens securing statutory obligations in respect of workers’ compensation, unemployment insurance or other social security legislation; (f) Liens arising because of the direct or indirect actions of the Buyer; and (g) other Liens arising in the Ordinary Course of Business and not incurred in connection with the incurrence of Indebtedness that do not materially adversely affect the Seller’s ability to operate in the Ordinary Course of Business.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity.

“Pre-Closing Tax Period” means all taxable periods (or portions thereof) ending on or before the Closing Date.

“Proceeding” means any demand, charge, complaint, action, suit, proceeding, arbitration, hearing, audit, investigation or claim of any kind (whether civil, criminal, administrative, investigative, informal or other, at law or in equity) commenced, filed, brought, conducted or heard by, against, to, of or before or otherwise involving, any Governmental Authority.

“Purchase Price” has the meaning set forth in Section 2.5(a).

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchased Contracts” has the meaning set forth in Section 2.1(c).

“Real Estate Seller” means AquaBounty Technologies, Inc., a Delaware corporation, and Affiliate of the Seller.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Material into the Environment (including, without limitation, the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials) and any condition that results in the exposure of a Person to a Hazardous Material.

“Release Amount” has the meaning set forth in Section 2.5(a).

“Remedial Action” means all actions including any capital expenditures undertaken to (a) clean up, remove, treat or in any other way address any Hazardous Material; (b) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to correct a condition of noncompliance with Environmental Laws.

“Seller” has the meaning set forth in the preamble.

“Seller’s Certificate” has the meaning set forth in Section 3.2(c)(iii).

“Seller Disclosure Schedules” has the meaning set forth in Article 5.

“Seller Intellectual Property” means all Intellectual Property owned, held or used by the Seller or its Affiliates, and the rights to sue and collect damages for past, present or future infringements, misappropriations or other violations thereof, and any corresponding, equivalent or counterpart rights, title or interest that now exist or may be secured hereafter anywhere in the world, and all copies and tangible embodiments of the foregoing.

“Seller Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that has a material adverse effect on the current use or condition of the Purchased Assets, taken as a whole; provided, however, none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Seller Material Adverse Effect: any change, effect, event, occurrence, state of facts or development, directly or indirectly, arising out of or attributable to (a) compliance with the terms of, or the taking of any action, or refraining from taking any action, expressly required or expressly permitted by, this Agreement, or requested or consented to by the Buyer; (b) any change after the date of this Agreement in applicable Laws or the interpretation thereof; (c) national, international or extranational political, regulatory, or social conditions, including the engagement by the United States in hostilities or the escalation thereof; (d) any effects of weather, geological or meteorological events or natural disasters; (e) conditions general affecting any of the industries in which Seller operates; (f) any change in the financial, banking, credit, securities or capital markets (including any suspension of trading in, or limitation on prices for, securities on any stock exchange or any changes in interest rates) or any change in the general national or regional economic or financial conditions; (g) any continuation of an adverse trend or condition; (h) any Seller Material Adverse Effect that is cured by the Seller; or (i) the negotiation, announcement or pendency of the transactions contemplated hereby, the disclosure of the fact that the Purchased Assets are proposed to be sold pursuant hereto, or any communication by the Buyer or its Affiliates regarding plans or intentions with respect to the Purchased Assets (including the impact of any of the foregoing on relationships with customers, suppliers, officers, employees or regulators, and any suit, action or proceeding arising therefrom or in connection therewith), except, in the case of clauses (c), (d) and (e) above, to the extent that any such change, effect, event, occurrence, state of facts or development has a material disproportionate adverse effect on the Seller’s assets, relative to its competitors.

“Tax” means (a) any foreign, United States federal, state or local net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real or personal property, capital stock, net worth, privilege, intangible, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, including any liability under any state abandonment or unclaimed property, escheat or similar Law, together with any interest, penalty, addition to tax or additional amount imposed by any Law or Governmental Authority (including any Taxing Authority), whether disputed or not, (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, (c) any liability for the payment of any amounts as a result of being a party to any tax sharing or allocation agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person, and (d) any liability for the payment of any of the foregoing types as a successor, transferee or otherwise.

“Tax Returns” means all returns, statements, reports, elections, schedules, claims for refund, forms or other documents (including estimated Tax or information returns and reports), including any supplement or attachment thereto and any amendment thereof, filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Taxing Authority” means any Governmental Authority responsible for the administration or the imposition of any Tax.

“Threat of Release” means a substantial likelihood of a Release that requires action to prevent or mitigate damage to the Environment that might result from such Release.

“Title Company” means Chicago Title Insurance Company,  135 N. Pennsylvania Street, Suite 1575B,  Indianapolis, IN 46204, Attn: Amy Johnson,  amy.johnson@ctt.com.

“Title Insurance” means the owner’s title insurance policies to be issued by the Title Company that will insure the fee simple of the Buyer in the Owned Real Property.

“Transfer Taxes” has the meaning set forth in Section 7.1.

ARTICLE 2: PURCHASE AND SALE of assets; assumption of liabilities
Purchase and Sale of the Assets

.  On the Closing Date, subject to satisfaction or waiver of the conditions to Closing set forth in Article 3, the Buyer shall purchase, or cause to be purchased, from the Seller, and the Seller shall sell, transfer, assign, convey and deliver to the Buyer (or cause the Real Estate Seller to sell, transfer, assign, convey and deliver to the Buyer) all of the Seller’s (or the Real Estate Seller’s, as applicable) right, title and interest in, to and under the Purchased Assets, free and clear of all Liens other than Permitted Liens.  “Purchased Assets” shall mean all of the following assets, properties, contracts, rights and claims of the Seller (or the Real Estate Seller, where noted), wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of the Seller (or the Real Estate Seller, as applicable):

(a) all tangible personal property of the Seller set forth on Schedule 2.1(a), and all owned Furniture and Equipment whether listed on Schedule 2.1(a) or not;

(b) that certain tangible personal property of the Seller located at, or intended for use, at the Ohio Seller’s Pioneer, Ohio facility, as more specifically listed on Schedule 2.1(b) (the “Ohio Equipment”);

(c) all rights of the Seller under the Contracts set forth on Schedule 2.1(c) (the “Purchased Contracts”), including all claims or causes of action with respect to the Purchased Contracts;
(d) all rights of the Seller and the Real Estate Seller with respect to all Owned Real Property;
(e) all supplies owned by the Indiana Seller and used in connection with the Business as currently conducted;

(f) all rights of the Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent transferrable, without requiring the consent of any other Person, and relating to products sold or services provided to the Seller (except to the extent related to the Excluded Assets or the Excluded Liabilities) or to the extent affecting any Purchased Assets;

(g) originals or copies of all books of account, ledgers and general, financial and accounting records of the Seller related exclusively to the Purchased Assets and Assumed Liabilities and all Tax Returns, other than Income Tax Returns, and other documents related to or supporting such Tax Returns (including written advice and other written communications from third parties, transfer pricing documentation and work files); provided, however, that, to the extent that any portions of such books or records arise out of or relate to both the Purchased Assets and Assumed Liabilities and any other business of the Seller, such portions relating to any other business of such Seller may be extracted or redacted at the sole discretion of the Seller; and

(h) all Tax credits, deposits, advance payments, prepayments, refunds or similar Tax item or attributes that either belong to the Buyer or relate to Taxes for which Buyer is liable under Article 7.
Excluded Assets

.  Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to the Buyer, and the Seller shall retain all right, title and interest to, in and under the Excluded Assets.  “Excluded Assets” shall mean all assets of the Seller, other than the Purchased Assets, including each of the following assets:

(i) all cash, cash equivalents, accounts receivable and other current assets of the Seller;
(j) all bank and other depository accounts;
(k) the Excluded Contracts;
(l) all Seller Intellectual Property;
(m) all Excluded Documents;
(n) all rights of the Seller related to Proceedings that are pending as of the date hereof or as of the Closing Date;

(o) under or pursuant to all warranties, any representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold or services provided to the Seller or to the extent affecting any Excluded Assets or Excluded Liabilities;

(p) all goodwill and other intangible assets of the Seller associated with the Excluded Assets;
(q) all Tax credits, deposits, advance payments, prepayments, refunds or similar Tax item or attributes that either belong to the Seller or relate to Taxes for which Seller is liable under Article 7;

(r) all insurance policies of the Seller, and all coverages and proceeds thereunder and rights in connection therewith, and refunds due from any insurer with respect to insurance premium payments heretofore paid by the Seller;

(s) the rights which accrue or will accrue to the Seller under the Transaction Documents;
(t) all minutes books, written consents, organizational documents of the Seller;

(u) all claims, counterclaims, causes of action and rights of recourse of the Seller against third parties relating to any Excluded Liability or Excluded Asset, whether choate or inchoate, known or unknown, contingent or non-contingent; and

(v) the assets set forth on Schedule 2.2(o).
Assumption of Liabilities

.  On the terms set forth in this Agreement, at the Closing the Buyer shall assume, effective as of the Closing, the following (collectively, the “Assumed Liabilities”):

(a) all Liabilities of the Seller under the Purchased Contracts or any other Contracts or Permits that constitute Purchased Assets, in each case, that arise out of or relate to the period from and after the Closing Date;

(w) all Liabilities relating to the Purchased Assets or the Buyer’s operation of the Business, in each case, only to the extent arising out of underlying events, actions or failures to act occurring during the period from and after the Closing Date;  and

(x) all Liabilities for (i) Transfer Taxes and (ii) Taxes that relate to the Purchased Assets or the Assumed Liabilities allocable to Buyer pursuant to Section 7.2.
Excluded Liabilities

.  The Buyer will not assume or be liable for any Excluded Liabilities.  “Excluded Liabilities” shall mean all Liabilities of the Seller other than the Assumed Liabilities, including, for the avoidance of doubt, all Indebtedness of the Seller.

2.2 Purchase Price.

(a) The aggregate purchase price to be paid by the Buyer for the Purchased Assets, is an amount in cash equal to $9,500,000.00 (the “Purchase Price”), which shall be paid as $9,000,000.00 (the “Initial Purchase Price”), on the Closing Date, and $500,000.00 (the “Deferred Purchase Price”, and together with the Initial Purchase Price, the Purchase Price), on or before the date that is ninety (90) calendar days following the Closing Date (the “Equipment Review Period), but subject to Section 2.5(a)(i).  On the Closing Date, subject to the satisfaction or waiver of the conditions to Closing set forth in Section 3.2, the Buyer shall pay, or cause to be paid, (1) to the Seller by bank wire transfer of immediately available funds to an account designated in writing by the Seller, an amount in cash equal to the Initial Purchase Price less (i) the Escrow Amount (which shall be paid by the Escrow Agent to the Title Company, and then released to the Seller), (ii) the Release Amount and (iii) the Tax Payoff Amount; and (2) to the holders of any Indebtedness of the Seller who have Asset Liens, the applicable amount set forth on the Seller’s Certificate required to release such Asset Liens (such aggregate amount, the “Release Amount”); and (3) to the Title Company, the amount needed to pay off any outstanding real estate Taxes related to the Owned Real Property (the “Tax Payoff Amount”).

(i) If during the Equipment Review Period any of the property or equipment set forth in Schedule 2.1(a) or Schedule 2.1(b) is discovered by Buyer to be missing from the Owned Real Property and/or Seller’s Pioneer, Ohio facility,  and not readily made available for transfer by Seller, then Buyer and Seller shall negotiate in good faith to agree upon an appropriate deduction from the Deferred Purchase Price for the missing piece of property (each deduction a “Asset Cost”), provided if Buyer and Seller cannot in good faith reasonably agree on the Asset Cost, the Asset Cost shall be calculated as AquaBounty’s net book value for the item as of June 30, 2024 times 35%. Buyer shall notify Seller and in writing at any time prior to the end of the Equipment Review Period of such missing property or equipment, and Seller shall promptly attempt to locate the same and make it available for transfer to Buyer within five (5) business days. Further, for each piece of missing property or equipment which is not located by Seller within the five (5) business day period, Buyer shall have the right to notify Escrow Agent, and the corresponding Asset Cost shall be deducted from the Deferred Purchase Price and returned to Buyer within five (5) business days after the end of the Equipment Review Period, and Seller shall receive the balance of the Deferred Purchase Price (if any) within two (2) business days of Buyer’s receipt of the Asset Cost(s).

(ii) Notwithstanding anything to the contrary, beginning on the Effective Date and continuing through the end of Closing Date (or date termination of this Agreement), Seller shall not remove any tangible personal property, owned Furniture and Equipment, or related infrastructure from the Owned Real Property.

(b) Within two (2) business days after the later of the Effective Date or receiving wiring instructions from the Escrow Agent, the Buyer shall deliver the Escrow Amount to the Escrow Agent.  The Escrow Amount shall be fully refundable to the Buyer in the event the Buyer terminates this Agreement prior to the expiration of the Due Diligence Period in accordance with the terms hereof; provided, however, in the event the Buyer fails to so terminate prior to the expiration of the Due Diligence Period, the entire Escrow Amount shall become non-refundable, unless Seller refuses to close, as required herein (other than as a result of the Buyer’s failure to satisfy a condition precedent to Closing).  Promptly following the Effective Date, the Seller shall place an order with the Title Company for a title commitment with respect to the Owned Real Property.

(c) Notwithstanding anything herein to the contrary, to the extent required under Law, at the Closing,  the Buyer shall be entitled to withhold any and all amounts from the Purchase Price equal to any withholding Tax owed to any Taxing Authority as a result of the transactions contemplated by this Agreement (other than with respect to Taxes for which the Buyer is liable); provided however that the Buyer shall notify the Seller prior to withholding any such amount.  For the avoidance of doubt, any amounts withheld hereunder shall be treated as having been paid to the Seller.

ARTICLE 3: DELIVERIES AND OTHER ACTIONS
Closing

.  The closing of the transactions contemplated hereby (the “Closing”) will take place on the date (the “Closing Date”) that is seven (7) days following the expiration of the Due Diligence Period, or as otherwise mutually agreed upon by the Buyer and the Seller.  Neither the Buyer nor the Seller may rely on the failure of any condition set forth in Section 3.2 or Section 3.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of its obligations to consummate the transactions contemplated by this Agreement as required by the provisions of this Agreement.

Deliveries by the Seller

.  The Buyer’s obligation to consummate the Closing is subject to the satisfaction or waiver of the following conditions as of or prior to the Closing Date:

(a) The representations and warranties of the Seller set forth in Article V shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made on the Closing Date, other than any such representations or warranties made as of a specified date, which shall be true and correct as of such specified date (in each case, without regard to materiality qualifiers), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Seller Material Adverse Effect.

(b) The Seller shall have performed all covenants required to be performed by the Seller prior to Closing, except where the failure to perform such covenants would not be reasonably expected to have a Seller Material Adverse Effect.

(c) At or prior to Closing, the Seller shall deliver, or cause to be delivered, to the Buyer, or the Title Company, as directed by the Buyer, the following items:
(i) a copy of the Bill of Sale, duly executed by the Seller;
(ii) a copy of the Assignment and Assumption Agreement, duly executed by the Seller;

(iii) a certificate of an officer of the Seller (the “Seller’s Certificate”), dated as of the Closing Date, (x) setting forth in sufficient detail acceptable to the Buyer the aggregate amount of Indebtedness of the Seller as of immediately prior to the Closing secured by Asset Liens (and accompanied by payoff letters where applicable), and (y) certifying that the conditions set forth in Sections 3.2(a), (b) and (d) have been satisfied;

(iv) appropriate termination statements under the Uniform Commercial Code and other instruments as may be reasonably requested by the Buyer evidencing extinguishment of all Asset Liens to the extent directed by the Buyer;

(v) all of the consents listed on Schedule 3.2(e)(v);

(vi) a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code, executed by the Seller and in form and substance reasonably satisfactory to Buyer certifying that, as of the Closing Date, the Seller is not a “foreign person” within the meaning of Section 1445 of the Code;

(vii) an original of the Deed;
(viii) any affidavits or undertakings acceptable to Title Company as it may reasonably require to issue the Title Insurance;

(ix) evidence, reasonably satisfactory to the Buyer and the Title Company, that any required approval of the sole member of the Seller to this Agreement and the transactions contemplated hereby has been obtained and that the person executing the documents delivered by the Seller pursuant to this Section 3.2 on behalf of the Seller has full right, power and authority to do so;

(x) a copy of the settlement statement, duly executed by the Seller;
(xi) good standing certificates, dated within five (5) days of the Closing Date, for the Seller and the Real Estate Seller;

(xii) original mortgage releases, in form and substance reasonably satisfactory to the Buyer and sufficient to cause the mortgages set forth on Schedule 3.2(e)(xii) to be removed as exceptions to title under the title insurance policy required to be obtained by the Buyer pursuant to Section 3.3(c)(vi);  and

(xiii) evidence reasonably satisfactory to the Buyer and the Title Company that all delinquent Taxes related to the Owned Real Property (other than Tax obligations paid or withheld from the Purchase Price pursuant to Section 2.5) have been paid or are not secured by Liens against any of the Purchased Assets.

Deliveries by and Actions of the Buyer

.  The Seller’s obligation to consummate the Closing is subject to the satisfaction or waiver of the following conditions as of or prior to the Closing Date:

(d) The representations and warranties of the Buyer set forth in Article VI shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made on the Closing Date, other than any such representations or warranties made as of a specified date, which shall be true and correct as of such specified date, (in each case, without regard to materiality qualifiers), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Buyer Material Adverse Effect.

(e) The Buyer shall have performed in all material respects all covenants required to be performed by the Buyer prior to the Closing.
(f) At or prior to the Closing, the Buyer shall:

(i) deliver to the Seller a certificate of an officer of the Buyer (the “Buyer’s Certificate”), dated as of the Closing Date, certifying that the condition set forth in Section 3.3(a) and (b) have been satisfied;

(ii) deliver to the Seller a copy of the Assignment and Assumption Agreement, duly executed by the Buyer;
(iii) deliver to the Seller such other documents and instruments as the Seller reasonably requests to consummate the transactions contemplated by this Agreement;
(iv) a copy of the settlement statement, duly executed by the Buyer; and

(v) obtain an ALTA Extended Owner’s Policy of Title Insurance for the Owned Real Property, or a binding commitment to issue such a policy, issued by the Title Company in such amount as may be reasonably agreeable to the Buyer, insuring that title to the Owned Real Property is vested in the Buyer or its designees as of the Closing; the Seller (or the Real Estate Seller) shall provide to the Title Company such affidavits as are reasonably necessary to permit the Title Company to delete its standard exceptions (other than the survey exception, if no survey is obtained by the Buyer).

(g) At the Closing, the Buyer shall make, or cause to be made, the payments contemplated by Section 2.5(a).
ARTICLE 4: post-closing matters
Bulk-Sales Laws

.  The Buyer hereby waives compliance by the Seller with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to the Buyer. Any “bulk-transfer” Law that addresses Taxes shall be governed by Article 7 and not by this Section 4.1.

Proration of Certain Expenses

.  Subject to Section 7.3 with respect to Taxes, all expenses and other payments in respect of the Owned Real Property (including, without limitation utilities) and all rents and other payments (including any prepaid amounts) due under any leases constituting part of the Purchased Assets shall be prorated between the Seller, on the one hand, and the Buyer, on the other hand, as of the Closing Date.  The Seller shall be responsible for all rents (including any percentage rent, additional rent and any accrued Tax and operating expense reimbursements and escalations), charges and other payments of any kind accruing during any period under any leases constituting part of the Purchased Assets up to and including the Closing Date.  The Buyer shall be responsible for all such rents, charges and other payments accruing during any period under any leases constituting part of the Purchased Assets after the Closing Date.

4.1 Further Conveyances and Assumptions; Consent of Third Parties.

(a) From time to time following the Closing, the Seller and the Buyer shall, and shall cause their respective controlled Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to the Buyer and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to the Buyer under this Agreement and the Ancillary Agreements and to assure fully to the Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by the Buyer under this Agreement and the Ancillary Agreements, and to otherwise make effective the transactions contemplated hereby and thereby.

(b) Nothing in this Agreement nor the Ancillary Agreements shall be construed as an attempt or agreement to assign any Purchased Assets, including any Contract, Permit, certificate, approval, authorization or other right constituting a Purchased Asset, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Authority or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained.  The Seller shall, and shall cause its controlled Affiliates to, reasonably cooperate with the Buyer at its request in endeavoring to obtain such consents promptly.  To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by the Seller or the applicable controlled Affiliate of the Seller in trust for the Buyer and the covenants and obligations thereunder shall be performed by the Buyer in the Seller’s or such Affiliate’s name and all benefits and obligations existing thereunder shall be for the Buyer’s account.  The Seller shall take or cause to be taken at the Buyer’s expense such actions in its name or otherwise as the Buyer may reasonably request so as to provide the Buyer with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and the Seller or the applicable controlled Affiliate of the Seller shall promptly pay over to the Buyer all money or other consideration received by it in respect of all Nonassignable Assets.  As of and from the Closing Date, the Seller on behalf of itself and its controlled Affiliates authorizes the Buyer, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at the Buyer’s expense, to perform all the obligations and receive all the benefits of the Seller or its Affiliates under the Nonassignable Assets and appoints the Buyer or its attorney-in-fact to act in its name on its behalf or in the name of the applicable controlled Affiliate of the Seller and on such Affiliate’s behalf with respect thereto.

ARTICLE 5: REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except (a) as set forth in the Schedules referenced in this Article 5 (collectively, the “Seller Disclosure Schedules”), which shall qualify the representations and warranties of the Sellers set forth in this Article 5 (it being understood that the inclusion of any information in any such schedule or other document delivered by the Seller pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever), or (b) as explicitly provided by this Agreement, the Seller represents and warrants to the Buyer, as of the date of this Agreement and as of the Closing Date, as follows:

Existence and Good Standing

.  The Indiana Seller is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware. The Ohio Seller is a limited liability company duly formed, validly existing and in full force and effect under the laws of Ohio.

Validity and Enforceability

.  The Seller has the requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements.  The execution, delivery and performance of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, has been duly authorized and approved by all required action on the part of the Seller (including approval of the sole member of the Seller).  This Agreement has been and, at the Closing each of the Ancillary Agreements will have been, duly executed and delivered by the Seller and, assuming due authorization, execution and delivery by the Buyer, represent (or will represent) the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally.

No Conflict

.  Except as set forth in Schedule 5.3, neither the execution of this Agreement or the Ancillary Agreements, nor the performance by the Seller of its obligations hereunder or thereunder will (a) violate or conflict with (i) the certificate of formation or the operating agreement (or equivalent documents) of the Seller or (ii) any Law or Order applicable to the Seller or by which any of the Purchased Assets are bound, (b) to the Seller’s Knowledge, violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or the loss of a material benefit under, or constitute (with notice or lapse of time, or both) a default under the terms of any Purchased Contract to which the Seller is a party or by which any of the Purchased Assets are bound or (c) result in the creation or imposition of any Asset Lien with respect to any Purchased Asset, except in each case of clauses (a)(ii), (b) and (c), for such matter that would not reasonably be expected to be material to the operation of the Purchased Assets or the Assumed Liabilities.

Required Filings and Consents

.    Except as set forth on Schedule 5.4, no consent, waiver, approval, authorization, Order or Permit of, or declaration or filing with, or notification to, any Governmental Authority is required on the part of the Seller in connection with the execution and delivery by the Seller of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

Intentionally Omitted

.

Title to Purchased Assets and Personal Property

.  Except as set forth on Schedule 5.6(i), or with respect to the Owned Real Property, which is owned by the Real Estate Seller, the Seller owns and has valid title (to the extent such concept is applicable) to, or a valid lease, license or right to use, each of the tangible personal properties and assets that form part of the Purchased Assets purported to be owned, leased, licensed or used by the Seller, free and clear of all Liens (excluding Permitted Liens).  Except as set forth on Schedule 5.6(ii), the Purchased Assets constitute all of the assets (other than the Excluded Assets) used in or held for use in connection with the Business.

5.1 Taxes.

(a) All Tax Returns required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the Seller, to the extent required to be filed on or before the Closing Date, have been timely filed in accordance with all applicable Laws.  All such Tax Returns with respect to Pre-Closing Tax Periods correctly and completely reflect the facts regarding the income, business, assets, operations, activities and status of the Seller.  The Seller has withheld and remitted to the appropriate Taxing Authority all Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person.  Except as set forth on Schedule 5.6(i), there are no Liens for Taxes upon the Purchased Assets (other than Permitted Liens).

(b) Except as set forth on Schedule 5.6(i), all deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns relating to the direct or indirect ownership or operation of the Purchased Assets or relating to the Assumed Liabilities have been fully paid.  There are no current (and the Seller has not received written notice of any proposed) examinations, audits, actions, proceedings, investigations, disputes, assessments or claims by any Taxing Authority with respect to any Tax that relates to the Seller’s direct or indirect ownership or operation of the Purchased Assets or relating to the Assumed Liabilities.

(c) Other than set forth on Schedule 5.7(c), the transactions contemplated by this Agreement will not terminate any Tax incentive, holiday or abatement.

(d) No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) or the period for filing any Tax Return, in each case with respect to the Purchased Assets or the Assumed Liabilities, has been executed or filed with any Taxing Authority by or on behalf of the Seller.  The Seller has not  requested any extension of time within which to file any Tax Return with respect to the Purchased Assets or the Assumed Liabilities which Tax Return has since not been filed.

(e) The Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(f) None of the Purchased Assets is an interest (other than indebtedness within the meaning of Section 163 of the Code) in an entity taxable as a corporation, partnership, trust, real estate investment trust or real estate mortgage investment conduit for federal income Tax purposes.

(g) The Seller has not executed or entered into any agreement with, or obtained any consents or clearances from, any Taxing Authority, or has been subject to any ruling guidance specific to the Seller or Affiliate of the Seller, that would be binding on Buyer for any taxable period (or portion thereof) ending after the Closing Date.

5.2 Owned Real Property.

(a) Owned Real Property.  Schedule 5.8(a) identifies the parcels of Owned Real Property.  The Real Estate Seller is the fee simple owner of the Owned Real Property, and has good and marketable fee simple title to the Owned Real Property, free and clear of all Liens (excluding Permitted Liens and Liens set forth on Schedule 5.6(i)).  To the Seller’s Knowledge, there are no leases, options to purchase, purchase agreements, rights of first offer, rights of first refusal or similar agreements in effect with respect to the Owned Real Property, other than this Agreement (or as may be disclosed by any instruments identified as exceptions to the Title Insurance policy obtained by the Buyer).  The Owned Real Property is in good condition and repair (subject to normal wear and tear) and the condition of the Owned Real Property is reasonably sufficient for the operation of the business of the Seller as it is currently conducted.

(b) Absence of Violations.  Except as set forth on Schedules 5.10 or 5.11,  the Seller has not received any written notice of, and to the Seller’s Knowledge, there currently is not any existing, violation of any applicable Law in connection with the Owned Real Property which has not been heretofore corrected.

(c) Assessments.  To the Seller’s Knowledge, there are no public improvements, the construction of which is in progress or proposed, that will result in special assessments against or otherwise adversely affect any of the Owned Real Property.

(d) No Condemnation.  There is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Owned Real Property.  The Seller has not received any written notice (or, to the Seller’s Knowledge, oral notice) of any such proceeding, and to the Knowledge of the Seller, no such proceeding is threatened or contemplated.

(e) Condition of Property.  The Owned Real Property has access to adequate service of any utilities required in the operation of the business of the Seller currently conducted at the Owned Real Property.

Purchased Contracts

.  The Seller has provided to the Buyer true and complete copies of each Purchased Contract, as amended.  Each Purchased Contract is a valid, binding and enforceable obligation of the Seller and, to the Knowledge of the Seller, the other parties thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally.  Except as set forth in Schedule 5.3, neither the Seller nor, to the Knowledge of the Seller, any other party thereto, is in material default under or in material violation of any Purchased Contract; no event has occurred that, with notice or lapse of time or both, would constitute such a material default or violation.  The Seller has not intentionally released any of its rights under any Purchased Contract and, to the Seller’s Knowledge, no party to a Purchased Contract has repudiated any of the terms thereof or threatened to terminate, cancel or not renew any Purchased Contract.

5.3 Litigation and Orders.

(a) Except as set forth on Schedule 5.10, there are no Proceedings pending against Seller or, to the Knowledge of the Seller, threatened against or affecting the Seller, the Purchased Assets or the Assumed Liabilities.  Except as set forth on Schedule 5.11, to the Seller’s Knowledge, no event has occurred or circumstances exist that would give rise to or serve as a basis for the commencement of any Proceeding against, the Seller, the Purchased Assets or the Assumed Liabilities.  There are no Proceedings pending or, to the Knowledge of the Seller, threatened that question the legality, validity or enforceability of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby or that are, individually or in the aggregate, reasonably be expected to materially impair the ability of the Seller to perform on a timely basis its obligations under this Agreement or the Ancillary Agreements.  Schedule 5.10 lists all Proceedings involving claims against the Seller since August 10, 2016 (that have not been settled).

(b) Except as set forth on Schedule 5.10, there is no Order to which the Seller, or any of the Purchased Assets, is subject.  The Seller has been in full compliance with all of the terms and requirements of each Order to which it, or any of the Purchased Assets is subject.  The Seller has not received any written notice (or, to the Seller’s Knowledge, oral notice) from any Governmental Authority or any other Person regarding any actual or alleged violation of, or failure to comply with, any term or requirement of any Order to which the Seller, or any of the Purchased Assets, is subject.

Compliance with Laws

.  Except as set forth on Schedule 5.11 and on Schedule 5.14(c), the Seller is in compliance, in all material respects, with all applicable Laws and Orders.  Except as set forth on Schedule 5.14(c), the Seller has not received any written from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, or liability under any applicable Law in connection with the Seller’s operation of the Business which remains uncured as of the Effective Date.

Permits

.  Schedule 5.12 sets forth a true and complete list and description of all Permits held by the Seller which will be included as a Purchased Asset.  For the purpose of clarity, except for those items set forth on Schedule 5.12, no other permits held by Seller are being conveyed.  Except as described on Schedule 5.12 and on Schedule 5.14(c), the Seller is in compliance in all material respects with the terms of such Permits and there is no pending or, to the Knowledge of the Seller, threatened termination, expiration, suspension, withdrawal or revocation of any of such Permits (other than expiration in accordance with their terms).  Except for the Permits set forth on Schedule 5.12, there are no Permits, whether written or oral, necessary or required for the conduct of the Business as presently conducted, except for those Permits which, if not held by the Seller, would not be material to the operation of the Business.

5.4 Labor Matters.

(a) (i) The Seller is not a party to, bound by or subject to any collective bargaining agreement or other similar type of contract with any labor union, (ii) the Seller has not agreed to recognize any union or other collective bargaining representative, (iii) in the past two years no union or group of employees of the Seller has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board and, (iv) (A) in the past two (2) years no union or collective bargaining representative has been certified as representing any employees of the Seller and (B) to the Seller’s Knowledge, no organizational attempt has been made or threatened by or on behalf of any labor union or collective bargaining representative with respect to any employees of the Seller.  The Seller has not experienced any labor strike, slowdown or stoppage or any other material labor difficulty and, to the Seller’s Knowledge, there are no facts or circumstances that might lead to any such material labor difficulty.

(b) The Seller is not liable for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business).  There are no pending claims against the Seller under any workers compensation plan or policy or for long-term disability.

5.5 Environmental.

(a) Except as set forth on Schedule 5.14(a), to the Seller’s Knowledge, there are no underground tanks and related pipes, pumps or other facilities, whether active or abandoned at the Owned Real Property,  requiring a Permit or other registration under Environmental Laws.  Notwithstanding the foregoing, to the Seller’s Knowledge, there are underground well water tanks, process water tanks, and three septic storage tanks.  To the Seller’s Knowledge, the foregoing tanks do not require any Permit or other registration under Environmental Laws.

(b) To the Seller’s Knowledge, there is no asbestos nor any asbestos-containing materials used in, applied to or in any way incorporated in any building, structure or other form of improvement on the Owned Real Property.

(c) Except as set forth on Schedule 5.14(c), the Seller is presently in compliance with all Environmental Laws applicable to the Owned Real Property or to the Seller’s  Business, and to Seller’s knowledge there exist no Environmental Conditions that require reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law or that could be the basis for any liability of any kind pursuant to any Environmental Law.

(d) The Seller has not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Materials at or upon the Owned Real Property, except in compliance with all applicable Environmental Laws; to the Seller’s Knowledge, there has been no Release or Threat of Release of any Hazardous Material at or in the vicinity of the Owned Real Property in the past two years that requires or may require reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law.

(e) Except as set forth on Schedule 5.14(c), the Seller has not (i) entered into or been subject to any consent decree, compliance order or administrative order with respect to the Owned Real Property; (ii) received notice under the citizen suit provisions of any Environmental Law; (iii) received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any Environmental Condition; or (iv) been subject to or threatened with any governmental or citizen enforcement action with respect to any Environmental Law.

(f) The Seller has not assumed, undertaken, agreed to indemnify or otherwise become subject to any liability of any other Person relating to or arising from any Environmental Law.

(g) The Seller has delivered, or caused to be delivered, to the Buyer copies of all documents, records and information in its possession or control concerning Environmental Conditions, including, previously conducted environmental audits and documents regarding any Release or disposal of Hazardous Materials at, upon or from the Owned Real Property, spill control plans and environmental agency reports and correspondence.

Brokers

.   Except for Berenson & Company, LLC, no Person has acted directly or indirectly as a broker, finder or financial advisor for the Seller in connection with the negotiations relating to the transactions contemplated by this Agreement.    The Buyer represents and warrants to the Seller that it has not engaged, and will not engage, any Person directly or indirectly as a broker, finder or financial advisor for the Buyer in connection with the negotiations relating to the transactions contemplated by this Agreement.

No Other Representations and Warranties

.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE SELLER EXPRESSLY SET FORTH IN THIS ARTICLE 5, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, AS TO HABITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.  SUBJECT TO THE REPRESENTATIONS AND WARRANTIES OF THE SELLER SET FORTH IN THIS AGREEMENT, THE BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING, THE SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PURCHASED ASSETS IN THEIR THEN-CURRENT “AS IS, WHERE IS, WITH ALL FAULTS” CONDITIONS.  FURTHER, WITH REGARD TO THE OHIO EQUIPMENT, THE BUYER ACKNOWLEDGES AND AGREES THAT BUYER SHALL BE SOLELY RESPONSIBLE FOR ARRANGING FOR DELIVERY OR PICK-UP OF THE SAME FROM THEIR CURRENT LOCATION.

ARTICLE 6: REPRESENTATIONS, WARRANTIES, and pre-closing covenants OF THE BUYER

The Buyer hereby represents and warrants to the Seller, as of the date of this Agreement and as of the Closing Date, as follows:

Existence and Good Standing

.  The Buyer is a limited liability company duly incorporated, validly existing and in good standing under the laws of Wisconsin.

Power

.  The Buyer has the corporate power and authority to execute, deliver and perform fully its obligations under this Agreement and the Ancillary Agreements.

Validity and Enforceability

.  The execution, delivery and performance of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, has been duly authorized and approved by all required action on the part of the Buyer.  This Agreement has been, and at the Closing each of the Ancillary Agreements will have been, duly executed and delivered by the Buyer and, assuming due authorization, execution and delivery by the Seller, represent (or will represent) the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with their respective terms.

No Conflict

.  Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by the Buyer of its obligations hereunder or thereunder will violate or conflict with Buyer’s certificate of incorporation or bylaws (or equivalent documents) or any Law or Order applicable to the Buyer.

Litigation

.   There are no Proceedings pending or, to the knowledge of the Buyer, threatened that question the legality, validity or enforceability of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby or that could, individually or in the aggregate, reasonably be expected to materially impair the ability of the Buyer to perform on a timely basis its obligations under this Agreement or the Ancillary Agreements.

Brokers

.  No Person has acted directly or indirectly as a broker, finder or financial advisor for the Buyer in connection with the negotiations relating to the transactions contemplated by this Agreement.

6.1 Due Diligence Investigation; No Reliance.

(a) The Buyer is experienced and sophisticated with respect to transactions of the type contemplated by this Agreement.  During the Due Diligence Period, it shall have, in consultation with experienced counsel and advisors of its choice, the right to conduct its own independent review and analysis of the Seller, the Purchased Assets, the Assumed Liabilities and the Business and the rights and obligations it is acquiring and assuming under this Agreement and the Ancillary Agreements.

(b) During the Due Diligence Period, the Buyer may review and inspect or cause to be inspected all aspects of the physical and economic condition of the Purchased Assets and Owned Real Property, access to which shall be freely granted to the Buyer and the Buyer's agents and representatives, at all reasonable times during normal business hours following at least twenty-four (24) hours’ advance written notice to the Seller; provided, however, the Buyer acknowledges that it shall have no right to unpack or test any of the Ohio Equipment, but may review the same in its current condition.  Subject to the foregoing, such inspections may include whatever investigations, tests, reports and inspections of the Owned Real Property, which the Buyer deems reasonably appropriate, including, without limitation, a property condition report and a Phase I Environmental Site Assessment (provided such assessment is non-invasive).  Notwithstanding the foregoing, in no event shall Buyer conduct a Phase II Environmental Site Assessment or any other invasive testing without the Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.

(c) Prior to any entry by the Buyer or any of the Buyer’s designees onto the Owned Real Property, the Buyer shall: (i) if the Buyer does not then have such a policy in force, procure a policy of commercial general liability insurance, issued by an insurer reasonably satisfactory to the Seller, covering all of the Buyer’s activities, with a single limit of liability (per occurrence and aggregate) of not less than $1,000,000.00; and (ii) deliver to the Seller a Certificate of Insurance, evidencing that such insurance is in force and effect, and evidencing that Seller has been named as an additional insured thereunder with respect to any activities in, about or with respect to the Owned Real Property by the Buyer or any party acting directly or indirectly for or on behalf of the Buyer (such Certificate of Insurance shall be delivered to the Seller).  Such insurance shall be written on an “occurrence” basis and shall be maintained in force until the earlier of (x) the termination of this Agreement and the conclusion of all Buyer’s activities in or about the Owned Real Property, or (y) the Closing.

(d) The Buyer, at all times, will conduct such due diligence in compliance with all applicable Law, and in a manner so as to not cause damage, loss, cost or expense to the Seller, the Owned Real Property or any occupant or employee of the Owned Real Property.  Other than as required by applicable Law, subpoena or other court order, the Buyer shall not reveal to any Governmental Authority or any other third party (other than Buyer’s employees, agents, attorneys, lenders, partners, investors, engineers, representatives, consultants and advisors on a need-to-know basis) not approved by the Seller the results of or any other information acquired pursuant to its inspections.   The foregoing obligations of the Buyer shall not survive the Closing. The Buyer shall restore any material damage to the Owned Real Property to substantially the same condition existing prior to the Buyer’s inspection (provided such damage was caused by the Buyer’s inspection) and will keep the Owned Real Property free and clear of any mechanics’ liens or materialmen’s liens in connection with such inspections and examinations.

(e) The cost of all inspections and tests undertaken by the Buyer shall be borne solely by the Buyer.  The Buyer shall indemnify, protect, defend, and hold the Seller, the Seller’s Affiliates, and each of their respective financing providers,  members, managers, directors, owners, agents,  employees and other representatives harmless from and against any obligation, liability, claim (including any claim for damage to property or injury to or death of any persons), Lien or other encumbrance, loss, damage, cost or expense, including, without limitation reasonable attorneys’ fees and expenses (in each case whether or not legal proceedings are instituted), arising from the acts or omissions of the Buyer or its agents, employees or contractors occurring in connection with, or as a result of, such inspections, tests or examinations of any Real Estate; provided that such indemnity shall not include (i) any expense, loss or damage to the extent arising from or out of (x) any act or omission of the Seller or any unrelated thirty-party (i.e., any third party not performing inspections on behalf of the Buyer) during any such inspection, or (y) the discovery or release of any hazardous substances or materials at the Owned Real Property, or (z) any pre-existing condition (including the discovery by the Buyer of any pre-existing condition on the Owned Real Property during such entry conducted pursuant to the terms of this Agreement); and (ii) any indirect, consequential, punitive, or special damages.

Available Funds

.  At Closing,  Buyer shall possess or have access to all funds necessary to make all of the payments required to be made by it under this Agreement.

ARTICLE 7: TAX MATTERS
Transfer Taxes

.  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed on the Buyer or the Seller in connection with this Agreement and the Ancillary Agreements (“Transfer Taxes”) will be borne and paid by the Buyer when due, and the Buyer, at its own expense, will cause to be filed all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

Cooperation; Audits

.  In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Seller, the Buyer and the Seller shall cooperate fully with each other, including, without limitation, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes.  The Seller shall deliver within 10 days of the Buyer’s request therefore any information required to be reported by the Buyer or the Seller pursuant to Section 6043A of the Code.

Prorations

.  The Seller shall bear all property and ad valorem tax liability with respect to the Purchased Assets if the lien or assessment date arises prior to the Closing Date irrespective of the reporting and payment dates of such taxes.  All other real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes and fees on the Purchased Assets for taxable periods beginning before, and ending after, the Closing Date, shall be prorated between the Buyer and the Seller as of the Closing Date.  The Seller shall be responsible for all such taxes and fees on the Purchased Assets accruing during any period up to and including the Closing Date.  The Buyer shall be responsible for all such taxes and fees on the Purchased Assets accruing during any period after the Closing Date.  With respect to Taxes described in this Section 7.3, the Seller shall timely file all Tax Returns due before the Closing Date with respect to such Taxes and the Buyer shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes.  If one party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this Section 7.3 and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.

ARTICLE 8: COVENANTS AND AGREEMENTS
Preservation of Records; Access

.  Subject to any retention requirements relating to the preservation of Tax records, the Seller and the Buyer agree that each of them shall preserve and keep the records held by them relating to the Business for a period of five years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with any insurance claims by, legal proceedings against (other than legal proceedings by the Seller against the Buyer or vice versa) or governmental investigations of the Seller or the Buyer or any of their Affiliates or in order to enable the Seller or the Buyer to comply with their respective obligations under this Agreement and the Ancillary Agreements.  Notwithstanding anything contained herein to the contrary, neither the Buyer, on the one hand, nor the Seller, on the other hand, shall be required to comply with the provisions of this Section 8.1 if doing so would (a) jeopardize any attorney-client or other legal privilege the disclosing party has with respect to such records or (b) contravene any applicable Law.

Publicity

.

Neither the Buyer nor the Seller shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without providing reasonable notice to the other party. This notice requirement applies only from the date of signing this Agreement to the date of Closing (within 30 days of the signing of this Agreement). Each party agrees and acknowledges that it shall not issue any public announcements regarding this transaction or the existence of this Agreement until such time as Seller’s Form 8-K relating to this Agreement is filed publicly.

Employees

. The Buyer may (but is not obligated to) offer employment from and after the Closing Date to any employee of the Seller as the Buyer may determine in its sole discretion, on such terms and conditions as the Buyer may determine in its sole discretion, but the Buyer will not be obligated to do so pursuant to this Agreement or for any other reason.

No Disparagement

. For twelve (12) months following the Closing Date, (a) the Seller shall not, and shall cause its Affiliates not to, take any action which would disparage or otherwise damage the reputation of the Buyer or any of the Buyer’s Affiliates; and (b) the Buyer shall not, and shall cause its Affiliates not to, take any action which would disparage or otherwise damage the reputation of the Seller or any of the Seller’s Affiliates; provided, however that nothing in this Section 8.4 shall prohibit either party from (i) participating in any governmental proceeding, (ii) making general competitive statements or communications about the other party or their businesses in the ordinary course of competition or (iii) enforcing its rights under any agreement.

Efforts to Consummate

.    The Seller and the Buyer shall each use its commercially reasonable efforts to cause the conditions set forth in Article III to be satisfied as soon as practicable following the date hereof and to consummate the transactions contemplated herein as soon as possible after the satisfaction of the conditions set forth in Article III (other than those conditions that are to be satisfied simultaneously with the Closing).

Updates to Schedules

.  From the date hereof until the Closing Date, if the Seller becomes aware of any matter hereafter arising or discovered that, if existing or known at, or occurring prior to, the date of this Agreement, would have rendered any of the representations or warranties contained in Article V materially untrue, then the Seller shall, as soon as practicable, disclose the same to the Buyer in writing.  Notwithstanding the foregoing, the delivery of any such notice is intended to be for the convenience of the Buyer and for informational purposes only and will not affect the rights of the Buyer under any provisions of this Agreement. From the date hereof until the Closing Date, if the Buyer becomes aware of any matter hereafter arising or discovered that, if existing or known at, or occurring prior to, the date of this Agreement, would have rendered any of the representations or warranties contained in Article VI materially untrue, then the Buyer shall, as soon as practicable, disclose to the Seller in writing such matter.

ARTICLE 9: REMEDIES
9.1 General Indemnification Obligation.

(a) Subject to the terms of this Article IX,  from and after the Closing, until the Expiration Date,  the Seller shall indemnify and hold harmless the Buyer and its Affiliates and each of their respective officers, managers, directors, employees, agents, members and other representatives (each, a “Buyer Indemnitee”) from and against any and all actual, third party, out-of-pocket losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, costs, fees, expenses and disbursements  (collectively “Losses”) incurred by a Buyer Indemnitee based upon or arising out of (i) any breach of any representation or warranty of the Seller contained in Article V of this Agreement or in any Ancillary Agreement, (ii) any breach of the covenants or agreements of the Seller contained in this Agreement (including the Schedules and Exhibits attached hereto) or any Ancillary Agreement or (iii) the Excluded Liabilities.

(b) From and after the Closing, the Buyer shall indemnify and hold harmless the Seller and its Affiliates and each of their respective officers, managers, directors, employees, agents, members and other representatives (each, a “Seller Indemnitee”) from and against any and all Losses actually incurred by a Seller Indemnitee based upon or arising out of (i) any breach of any representation or warranty of the Buyer contained in Article VI of this Agreement or any Ancillary Agreement, (ii) any breach of the covenants or agreements of the Buyer contained in this Agreement or any Ancillary Agreement or (iii) any Assumed Liability.

(c) Each Person providing indemnification pursuant to this Section 9.1 is also referred to herein as an “Indemnifying Party,” and each Person being indemnified pursuant to this Section 9.1 is also referred to here as an “Indemnified Party.”

9.2 Survivability; Limitations.

(a) The representations and warranties of the Seller and the Buyer contained in this Agreement or in any Ancillary Agreement, and any liability claim related thereto, will only survive for a period ending on the first anniversary of the Closing Date (the “Expiration Date”). All of the covenants and agreements of the Seller and the Buyer contained in this Agreement that are to be performed prior to or at the Closing will only survive for a period ending on the first anniversary of the Closing Date. All of the covenants and agreements of the Seller and the Buyer contained in this Agreement or in any Ancillary Agreement that are to be performed after the Closing will only survive in accordance with their terms.  For the avoidance of doubt, no Indemnifying Party shall be liable for a claim asserted against it after the applicable Expiration Date.

(b) All indemnity payments shall be treated as adjustments to the Purchase Price for all income Tax purposes except to the extent required by Law.
(c) Seller’s aggregate liability pursuant to Section 9.1(a) of this Agreement shall not exceed $250,000 (the “Cap”).

(d) The Seller shall not have any liability under Section 9.1(a)(i) hereof unless the aggregate amount of Losses incurred by the Seller Indemnitees and indemnifiable hereunder exceeds $25,000 (the “Deductible”) and, in such event, the Seller shall only be required to pay the amount of Losses in excess of such Deductible (subject to the other limitations in this Article 9).

(e) If any Losses sustained by a Buyer Indemnitee are covered by an insurance policy or an indemnification, contribution or similar obligation of another Person (other than an Affiliate of such Buyer Indemnitee), the Buyer Indemnitee shall use commercially reasonable efforts to collect such insurance proceeds or indemnity, contribution or similar payments.  The amount of any Losses subject to indemnification under Section 9.1(a) shall be reduced by the amounts actually recovered (net of any costs of recovery) by any Buyer Indemnitee under applicable insurance policies or an indemnification, contribution or similar obligation of another Person (other than an Affiliate of such Buyer Indemnitee) with respect to claims related to such Losses and if any Buyer Indemnitee receives such insurance proceeds or indemnity, contribution or similar payments after the settlement of any indemnification claim under Section 9.1(a), such Buyer Indemnitee shall refund to the Seller the amount of such insurance proceeds or indemnity, contribution or similar payments, up to the amount received in connection with such indemnification claim (net of any costs of recovery).  It is the intention of the parties that no insurer or third party shall be entitled to any benefit or right it would not be entitled to receive in the absence of this paragraph. An Indemnified Party hereunder shall be subrogated to the Indemnified Party’s rights of recovery to the extent of any Losses satisfied by such Indemnified Party.  Such Indemnified Party shall execute and deliver such instruments and papers as are necessary to assign such rights and assist in the exercise thereof.

(f) The amount of any Losses subject to indemnification under Section 9.1 shall be calculated net of any Tax benefit actually received by the Buyer Indemnitee or Seller Indemnitee (as applicable) on account of such Losses within the four-year period after the Closing Date. No Buyer Indemnitees shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one Loss or related group of Losses.

(g) Notwithstanding anything to the contrary contained in this Agreement or provided for under any applicable Law, no party hereto shall be liable to any other Person, either in contract or in tort, for, and Losses shall exclude, any loss of profits or any consequential, incidental, exemplary, indirect, special or punitive damages of such other Person, including loss of future revenue, income or profits, or any diminution of value or multiples of earnings damages relating to the breach or alleged breach hereof, whether or not the possibility of such damages has been disclosed to the other party in advance or could have been reasonably foreseen by such other party, except to the extent such damages are paid to an unaffiliated third party pursuant to a non-appealable court order in connection with a Third Party Claim that is subject to indemnification hereunder.

(h) The Seller shall have no liability under any provision of this Agreement for any Losses caused by actions of any Buyer Indemnitee taken after the Closing.  The Buyer Indemnitees shall use commercially reasonable efforts to mitigate or otherwise reduce the amount of any Losses that it incurs in connection with any matter with respect to which it is entitled to be held harmless, indemnified, compensated or reimbursed pursuant to this Article 9.  Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses.

(i) Each party acknowledges and agrees that, excluding knowing and willful fraud, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and transactions contemplated hereby (other than those arising from a claim under Section 8.1,  Section 8.2, or Section 8.4 or under the Escrow Agreement, with respect to which each party shall be entitled to specific performance and other equitable remedies) shall be pursuant to the indemnification set forth in this Article 9 and the remedies contemplated by Section 10.16.  In furtherance of the foregoing, but without limiting the rights of indemnification expressly provided for under Section 9.1 (and subject to the other provisions of this Article 9), excluding knowing and willful fraud and except for actions seeking specific performance or similar injunctive relief pursuant to Section 10.16, each Buyer Indemnitee and Seller Indemnitee hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (including any right, whether arising at Law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including the remedy of rescission and remedies that may arise under common law) it may have against any Indemnifying Party whether arising under or based upon any federal, state, local or foreign Law (including any Environmental Law) or otherwise.

(j) Notwithstanding anything set forth herein to the contrary, Buyer and Seller agree that Seller’s liability for any claims arising out of a breach of the representations set forth in Section 5.1 (Existence and Good Standing),  Section 5.2 (Validity and Enforceability), and any claims arising from knowing and willful fraud, shall not be subject to the Expiration Date, Cap and Deductible.

9.3 Claim Procedures.

(a) Procedures for Third-Party Claims.  In the event that an Indemnified Party determines that it has a claim for Losses against an Indemnifying Party arising from a claim of a third party (a “Third-Party Claim”), the Indemnified Party shall notify the Indemnifying Party in writing, and in reasonable detail, of the Third-Party Claim as promptly as reasonably practicable after receipt by such Indemnified Party of notice of the Third-Party Claim; provided that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except (i) to the extent the Indemnifying Party shall have been prejudiced as a result of such failure and (ii) no indemnification shall be available under this Article 9 with respect to a claim made after the applicable Expiration Date.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party from time to time, promptly, upon becoming aware of any facts or circumstances that would reasonably be expected to give rise to, or be in furtherance of, a claim for indemnification hereunder, written notice thereof to the Indemnifying Party, specifying the amount of such claim and the nature and basis of such claim, and provide copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.  The Indemnifying Party shall be entitled to participate in the defense of the Third-Party Claim and, if it elects and acknowledges in writing to satisfy its indemnification obligations hereunder with respect to such claim, subject to the limitations in this Article 9, to assume the defense thereof with counsel selected by the Indemnifying Party.  Should an Indemnifying Party elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall not be liable for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.  If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense.  If the Indemnifying Party elects to defend a Third-Party Claim, each party shall cooperate in the defense or prosecution of such Third-Party Claim.  Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision by the Indemnified Party to the Indemnifying Party of records and information which are reasonably relevant to such Third-Party Claim, and making personnel available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  No compromise or settlement of any Third-Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent, which shall not be unreasonably withheld, conditioned or delayed; provided that no such consent shall be required if (i) there is no finding or admission of any violation of Law by the Indemnified Party and no effect on any other claims that may be made against such Indemnified Party or its Affiliates and (ii) each Indemnified Party that is party to such Third-Party Claim is fully and unconditionally released from liability with respect to such claim.  No Indemnified Party shall settle or compromise any Third Party Claim without the express prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(b) Procedures for Inter-Party Claims.  In the event that an Indemnified Party determines that it has a claim for Losses against an Indemnifying Party hereunder (other than as a result of a Third-Party Claim), the Indemnified Party shall give written notice thereof to the Indemnifying Party, specifying the amount of such claim, the nature and basis of the alleged breach giving rise to such claim (no indemnification shall be available under this Article 9 with respect to a claim made after the applicable Expiration Date).  The Indemnified Party shall provide the Indemnifying Party with reasonable access to its books and records related to such claim during normal business hours and upon reasonable prior written notice for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Losses.

ARTICLE 10: MISCELLANEOUS
Expenses

.  Except as otherwise provided in this Agreement, each of the parties shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

No Assignment

.  The rights and obligations of the Buyer under this Agreement may not be assigned without the prior written consent of the Seller.  Notwithstanding the previous sentence, the Buyer may without the consent of the Seller, assign its rights under this Agreement to (a) any lender of the Buyer,(b) any purchaser of substantially all of the assets or business of the Buyer, or (c) any affiliate of Buyer.  For purposes of this Section 10.2, an “affiliate” shall mean. any entity which is wholly or partially owned by a Buyer or by a parent or owner of a Buyer, or any entity in which a Buyer or a parent or owner of a Buyer has an equity interest and is a general or managing partner/member. The rights  and obligations of the Seller under this Agreement may not be assigned without the prior written consent of the Buyer,  except that the Real Estate Seller shall be entitled to convey the Owned Real Property at Closing.

Headings

.  The headings contained in this Agreement are included for purposes of convenience only, and do not affect the meaning or interpretation of this Agreement.

Integration, Modification and Waiver

.  This Agreement, together with the exhibits, schedules and certificates or other instruments delivered under this Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior understandings of the parties.  No supplement, modification or amendment of this Agreement will be binding unless executed in writing by the Buyer and the Seller; provided,  however, that no amendment may be made that is prohibited by Law or that alters the liabilities or indemnities contained in this Agreement in any material respect without the approval of the affected parties.  No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver.  No waiver will be binding unless executed in writing by the party making the waiver.

Construction

.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted jointly by the parties and no presumption or burden of proof must arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The word “including” means including without limitation.  Any reference to the singular in this Agreement also includes the plural and vice versa.  All references to Contracts includes all schedules, attachments, annexes, addenda, exhibits and amendments thereto.

Severability

.  If any provision of this Agreement or the application of any provision of this Agreement to any party or circumstance is, to any extent, adjudged invalid or unenforceable, (a) the application of the remainder of such provision to such party or circumstance, the application of such provision to the other parties or circumstances, and the application of the remainder of this Agreement will not be affected thereby; and (b) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Notices

.  All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when dispatched by e-mail, followed with physical mail of same correspondence, (c) one (1) business day after having been dispatched by a nationally recognized overnight or two-day courier service or (d) five (5) business days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate party at the address or facsimile number specified below:

If to the Seller:

Angela M. Olsen

General Counsel, Chief Compliance Officer

& Corporate Secretary

AquaBounty Technologies, Inc.

233 Ayer Road, Suite 4, Harvard, MA 01451

Direct: 202-922-9907 | aolsen@aquabounty.com

with a copy to:

Taft Stettinius & Hollister LLP

Attn: Peter A. Solimine

425 Walnut Street Suite 1800

Cincinnati, OH  45202

Direct: (513) 357-9438

Email: psolimine@taftlaw.com

Taft Stettinius & Hollister LLP

Attn: Adam M. Law

111 E. Wacker Drive, Suite 2600

Chicago, IL 60601

Direct: (217) 454-8078

Email: alaw@taftlaw.com

If to the Buyer:

Superior Fresh LLC

W15506 Superior Fresh Drive

Hixton, Wisconsin  54635

Attn: Brandon Gottsacker

with a copy to:

Ashley Furniture Industries, LLC

1670 E. 8th Avenue

Tampa, FL 33605

Attn: Chief Legal Officer

Any party may change its address or facsimile number for the purposes of this Section 10.7 by giving notice as provided in this Agreement.

Governing Law

.  This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Indiana without regard to principles of conflicts of law.

Counterparts

.  This Agreement may be executed in two or more counterparts (and by facsimile or portable document format (.pdf)), each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Non-Recourse

.    No past, present or future director, officer, employee, incorporator, member, partner, equity holder, Affiliate, agent, attorney or representative of the Buyer or the Seller or any of their respective Affiliates shall have any liability for any obligations or liabilities of the Buyer or the Seller under this Agreement or the Ancillary Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

Consent to Jurisdiction and Service of Process

.   The parties hereto hereby submit to the exclusive jurisdiction of the courts of Indiana or the courts of the United States located in the State of Indiana in respect of the interpretation and enforcement of the provisions of this Agreement and the Ancillary Agreements and hereby waive, and agree not to assert, any defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement and any Ancillary Agreement, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper.  Service of process with respect thereto may be made upon the Buyer or the Seller by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 10.7 hereof.

Waiver of Jury Trial

.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Disclosure Schedules

.  The Disclosure Schedules referred to herein and attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein and is an integral part of this Agreement.  Any capitalized terms used in the Disclosure Schedules and not otherwise defined therein shall have the meaning set forth in this Agreement.  The disclosure of any matter in a section of the Disclosure Schedules shall be deemed disclosed with respect to any other section of the Disclosure Schedules, notwithstanding the omission of a cross reference thereto, to the extent the relevance of such matter to such other section is reasonably apparent based solely on the description of such matter contained in the Disclosure Schedules.

Third Party Beneficiaries

.  Except as provided as to the rights of the Buyer Indemnitees and Seller Indemnitees herein, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.1 Termination.
(a) This Agreement may be terminated at any time prior to the Closing:
(i) by the Buyer, prior to the expiration of the Due Diligence Period;

(ii) by the Seller or the Buyer, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement; and

(iii) by the mutual written consent of the Seller and the Buyer.

(b) If this Agreement is terminated by the Buyer or the Seller as provided in Section 10.15, the provisions of this Agreement shall immediately become void and of no further force and effect (other than (i) this Article X and (ii) liability on the part of the Buyer or the Seller to one another for material breaches of this Agreement prior to the time of such termination, which shall all survive the termination of this Agreement). Nothing in this Section 10.15 shall be deemed to alter the provisions of Section 10.16 or otherwise impair the right of any party to compel specific performance by another party of its obligations under this Agreement in accordance with Section 10.16. If the transactions contemplated by this Agreement are terminated as provided herein, (x) the Buyer shall return all documents and copies and other materials received from or on behalf of the Seller relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Seller, and (y) all such information shall be treated in accordance with refer the confidentiality provisions set forth herein, and any non-disclosure agreement(s) by and between the Buyer and the Seller, which shall remain in full force and effect notwithstanding the termination of this Agreement in accordance with this Section 10.15.

Enforcement of Agreement

.  The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to (a) any other remedy to which they are entitled under this Agreement prior to the Closing Date, or (b) any other remedy to which they are entitled under this Agreement after the Closing Date.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

AQUABOUNTY FARMS OHIO LLC

By:/s/ David F. Melbourne, Jr.

Name: David F. Melbourne, Jr.

Title: President and CEO

AQUABOUNTY FARMS INDIANA LLC

By:/s/ David F. Melbourne, Jr.

Name: David F. Melbourne, Jr.

Title: Vice President

SUPERIOR FRESH LLC

By:   /s/ Brandon Gottsacker

Name: Brandon Gottsacker

Title: Chief Executive Officer